NEWS RELEASE

OTCBB:TXLA

Exhibit 99.1

TEXOLA ENERGY PROVIDES CORPORATE UPDATE

VANCOUVER, CANADA – June 12, 2006 – Texola Energy Corporation (OTCBB: TXLA) is pleased to announce the following corporate updates:

Maverick Springs Prospect, Nevada, USA:

The ongoing development of Maverick Springs, covering some 120,000 +/- acres in Nevada, USA is proceeding on time and on budget.

The Maverick Springs Prospect is within the area where the Mississippian Clastics ranges from 3,000 to 5,000 feet thick. Cedar Strat’s preliminary geologic mapping shows the Maverick Springs Prospect area is predominantly Pennsylvanian Age on the surface. This indicates that Mississippian Shale will be underlying the Pennsylvanian strata. All 50 million barrels of oil produced to date in Nevada, as well as Wolverines’ recent .8Bbls Covenant Field discovery in Central Utah, have been typed to Mississippian source rocks. One of the intrigues of the Maverick Springs Prospect area that attracted the Company was the potential for both a Non-Conventional “fractured shale” play and a conventional “structural play”.

The Company has now advanced a total of $700,000 of the $1,100,000 prospect fee owing to internationally renowned Cedar Start Corp., under its Participation Agreement relating to the Maverick Springs prospect. Of the remaining $400,000 to be paid by Texola, $100,000 is due within 30 days of delivery of a gravity model coinciding with the structural cross section and an additional $200,000 is due within 30 days of delivery of a second structural cross section with accompanying gravity model. The final $100,000 is payable at the time Texola permits its oil well for drilling.

Texola has been advised by Cedar Strat that its has already began the acquisition of the additional geological and geophysical information required by Texola relevant to the Maverick Spring Prospect and that all such data will be made available to Texola for study and analysis on a time is of the essence basis. All maps, data and graphs generated or purchased will be used for the efficient development of drill sites.

The data, information and services to be made available to Texola and provided by Cedar Strat in respect of the Maverick Springs Prospect will include the following:

•	Geologic mapping of select outcrops in and bordering the AMI
•	Biostratigraphic sample collection
•	Paleontologist analysis
•	Well Studies, 10 previous wells
•	Aeromagnetic and Gravity Surveys
•	Management of Prospect Development
•	Development of cross section, to follow a transect to be determined by Texola
•	Map production relating to the prospect area

•	Attempts to acquire and process Exxon Mobil Seismic Data

Negotiations with Cedar Strat on Newly Identified “West Ranch Prospect”, Nevada, USA:

The Company is pleased to announce that it has entered into advanced negotiations with Cedar Strat on a newly identified oil prospect in Nevada, USA known to the parties as the “West Ranch Prospect”. Based on preliminary information provided by Cedar Strat “that the prospect area is defined by a 15 mile long anticline, calculated potential of 7 billion barrels of oil. There are several thousand feet of closure to the anticline”. The prospect will require the drilling of a 12,000 foot well or testing 1,000 of Mississippian siliciclastics.

Texola is excited by the opportunity to be working with Cedar Strat once again and to be finalizing negotiations with respect to its participation in the West Ranch Prospect.

General Corporate Matters:

Mr. Thornton Donaldson, the Company’s President has advised the Company that he has recently resigned as President and a Director of Can West Exploration to allow for the addition of new management as Can West approaches the advanced stage of its development of its tar sands projects.

Can West is a publicly traded, Canadian Oil Company involved in the exploration and development of one of Canada’s next world scale “tar sands” projects. Mr. Donaldson was instrumental in assisting and providing guidance to Can West in its early stages of development and is now in a position to assist Texola as it continues to pursue and develop its North American oil and gas related projects.

For More Information Please Contact Investor Relations:

North America Toll Free: 1-866-329 5488

Email: info@texolaenergy.com

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) Texola will fund its obligations under the Participation Agreement with Cedar Strat Corporation, and that the closing will occur based upon the terms and conditions set out in the Participation Agreement; (ii) Mississipian Shales underlie the Pennsylvannian strata as indicated by surface geological mapping; and (iii) the Maverick Springs Project contains Non-Conventional “Fractured Shale” play in addition to a conventional structured play; or that Cedar Stat will ultimately conclude an agreement with Texola relating to the West Ranch Prospect, or that the West Ranch prospect contains any hydrocarbons.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that any party to the Participation Agreement breaches the agreement and/or fails to proceed with the closing of the agreement; (ii) the risk that the Participation Agreement does not close for any reason; (iii) the inability of Texola to finance and pay the remaining funds required to close the Participation Agreement; (iv) the inability or the unwillingness of Texola to explore and develop the Maverick Springs Project following the closing of the Participation Agreement to confirm whether Mississipian Shales underlie the Pennsylvannian strata and to confirm that the property contains Non-Conventional “Fractured Shale” play in addition to conventional structured play; and (v) the risk that the preliminary geologic mapping of Cedar Strat Corporation is inaccurate and unreliable for any reason. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.